Exhibit 99.1

Orbitz Worldwide, Inc. Reports First Quarter 2014 Results

Chicago, May 5, 2014 - Orbitz Worldwide, Inc. (NYSE: OWW) today announced results for the first quarter ended March 31, 2014.

•	Room nights grew 12 percent year-over-year in the first quarter 2014.

•	Net revenue increased 4 percent year-over-year to $210.3 million in the first quarter 2014.

•
There was a net loss of $5.9 million in the first quarter 2014 compared with net income of $146.2 million in the first quarter 2013. The year-over-year change was due to the release of a $157.5 million valuation allowance related to the company's U.S. federal deferred tax assets in 2013.

•	Adjusted EBITDA increased 33 percent year-over-year to $28.7 million in the first quarter 2014.

•
In April, Orbitz Worldwide successfully refinanced its $440 million in term loans with a new $450 million term loan, reducing the current weighted average interest rate by approximately one percentage point and extending maturities by at least two years to April 2021.

•
On February 28, 2014, Orbitz Worldwide acquired certain assets and contracts of the Travelocity Partner Network ("TPN"), which provides technology solutions for bank loyalty programs and online commerce sites.

(in thousands, except	Three Months Ended March 31,
per share data)	2014	2013	Change (a)

Hotel room night growth (b)	12%	14%
Gross bookings	$3,182,514	$3,102,581	3%
Net revenue	$210,255	$202,860	4%
Net revenue margin (c)	6.6%	6.5%	0.1 ppt
Net income/(loss)	($5,934)	$146,200	**
Basic EPS	($0.05)	$1.38	**
Diluted EPS	($0.05)	$1.34	**

Operating cash flow	$156,467	$176,254	(11)%
Capital spending	$7,714	$8,264	(7)%

EBITDA (d)	$24,490	$11,689	110%
Adjustments	$4,227	$9,958	(58)%
Adjusted EBITDA (d)	$28,717	$21,647	33%

** Not meaningful.

(a)	Percentages are calculated on unrounded numbers.

(b)	Represents year-over-year growth in stayed hotel room nights. Includes both standalone hotel room nights and hotel room nights included in vacation packages.

(c)	Represents net revenue as a percentage of gross bookings.

(d)
Non-GAAP financial measures. Definitions of EBITDA and Adjusted EBITDA and a reconciliation of these non-GAAP financial measures to the most comparable GAAP financial measure are contained in Appendix A.

First Quarter 2014 Financial Results

Gross Bookings and Net Revenue
Gross bookings increased 3 percent year-over-year to $3.2 billion in the first quarter 2014. This increase was driven by higher hotel and vacation package volume and higher average booking values per air, hotel and vacation package transaction, offset by lower air volume. The acquisition of certain assets and contracts from the Travelocity Partner Network acquisition ("TPN") on February 28, 2014, contributed approximately 4 percentage points to year-over-year gross bookings growth for the first quarter 2014.

Net revenue increased 4 percent year-over-year to $210.3 million in the first quarter 2014. This increase was driven by higher hotel and vacation package transaction volume and higher net revenue per air transaction, partially offset by lower air volume and lower net revenue per hotel transaction. The TPN acquisition contributed approximately 2 percentage points to year-over-year net revenue growth for the first quarter 2014.

	Three Months Ended March 31,
(in thousands)	2014	2013	Change

Net Revenue
Standalone Air	$70,228	$69,251	1%
Standalone Hotel	67,234	62,923	7%
Vacation Package	32,912	31,677	4%
Advertising and Media	14,586	13,068	12%
Other	25,295	25,941	(2)%
Total Net Revenue	$210,255	$202,860	4%

Domestic	$154,609	$150,206	3%
International	55,646	52,654	6%
Total Net Revenue	$210,255	$202,860	4%

•
Standalone air net revenue was $70.2 million in the first quarter 2014, up 1 percent year-over-year. This increase was due to higher net revenue per air transaction offset by lower transaction volume. The TPN acquisition contributed approximately 4 percentage points to year-over-year standalone air net revenue growth for the first quarter 2014.

Standalone air net revenue represented 33 percent of total first quarter net revenue, down from 34 percent in the first quarter 2013.

•
Standalone hotel net revenue was $67.2 million in the first quarter 2014, up 7 percent year-over-year. Standalone hotel net revenue increased primarily due to higher transaction volume offset by lower net revenue per transaction due to loyalty contra revenue associated with Orbitz Rewards and promotional activities. The TPN acquisition contributed approximately 2 percentage points to year-over-year standalone hotel net revenue growth for the first quarter 2014. Standalone hotel net revenue represented 32 percent of total first quarter net revenue, up from 31 percent in the first quarter 2013.

•
Vacation package net revenue was $32.9 million in the first quarter 2014, up 4 percent year-over-year. This increase was driven by higher transaction volume. The TPN acquisition contributed approximately 2 percentage points to year-over-year vacation package net revenue growth for the first quarter 2014. Vacation package net revenue represented 16 percent of total first quarter net revenue in both 2014 and 2013.

•
Advertising and media net revenue was $14.6 million in the first quarter 2014, up 12 percent year-over-year. This increase was driven by improved site optimization and new advertising products. Advertising and media net revenue represented 7 percent of total first quarter net revenue, up from 6 percent in the first quarter 2013.

In order to provide a more comparable view of the company's operating performance across periods, Appendix A to this release adjusts gross bookings and net revenue for currency impacts. The company has also included a schedule of trended operating metrics in Appendix B to this release.

Operating Expenses

Cost of revenue
Cost of revenue is comprised primarily of costs to operate customer service call centers, credit card processing fees and other costs, which include customer refunds and charge-backs and connectivity and other processing costs.

	Three Months Ended March 31,		$	%
	2014	2013	Change	Change
	(in thousands)
Customer service costs	$14,891	$15,678	($787)	(5)%
Credit card processing fees	18,865	16,352	2,513	15%
Other	8,989	9,264	(275)	(3)%
Total cost of revenue	$42,745	$41,294	$1,451	4%
% of net revenue	20.3%	20.4%

Cost of revenue as a percent of net revenue for the first quarter 2014 decreased 3 basis points. Excluding the acquisition of TPN, cost of revenue as a percent of net revenue was down 64 basis points as efficiencies at our customer service call centers were partially offset by costs associated with higher global hotel volume.

Selling, general and administrative (SG&A) expense
SG&A expense is comprised primarily of wages and benefits, contract labor costs, network communications, systems maintenance and equipment costs and other costs, which include legal, foreign currency transaction and hedging costs and other administrative costs.

	Three Months Ended March 31,		$	%
	2014	2013	Change	Change
	(in thousands)
Wages and benefits	$39,895	$43,523	($3,628)	(8)%
Contract labor	4,818	6,055	(1,237)	(20)%
Network communications, systems maintenance and equipment	6,253	6,855	(602)	(9)%
Other	15,276	15,931	(655)	(4)%
Total SG&A	$66,242	$72,364	($6,122)	(8)%
% of net revenue	31.5%	35.7%

SG&A expense as a percent of net revenue for the first quarter 2014 decreased 417 basis points, which was driven in part by severance costs incurred in connection with the targeted cost reductions the company took in the first quarter 2013. Excluding the year-over-year impact of these severance costs, SG&A as a percentage of net revenue decreased 248 basis points in the first quarter 2014. This leverage was due in part to labor efficiencies gained as a result of the global platform and lower outside services expense, professional fees and systems and maintenance expense.

Marketing expense
Marketing expense is comprised primarily of online marketing costs, such as search engine marketing and travel research; offline marketing costs, such as television, radio and print advertising; and commissions to affiliates.

	Three Months Ended March 31,		$	%
	2014	2013	Change	Change
	(in thousands)
Marketing expense	$76,778	$74,936	$1,842	2%
% of net revenue	36.5%	36.9%

Marketing expense as a percent of net revenue for the first quarter 2014 decreased 42 basis points.

Interest Expense
Net interest expense remained flat at $9.6 million for the first quarter 2014 compared with the first quarter 2013. For the first quarter 2014, the weighted average interest rate of the company's term loans was 186 basis points higher than the first quarter 2013, resulting in an increase in interest expense of $2.0 million. This increase was offset by lower letter of credit fees of $1.4 million and lower amortization of deferred financing fees of $1.0 million.

In April 2014, Orbitz Worldwide completed the refinancing of its $440 million outstanding senior secured term loans with a new $450 million term loan maturing April 2021. Proceeds of the refinancing were used to repay the $93 million Tranche B term loan maturing September 2017 and the $347 million Tranche C term loan maturing March 2019. The $450 million term loan accrues interest at LIBOR, subject to a floor of 1.0 percent, plus 3.50 percent. The previous term loans carried a weighted average interest rate of LIBOR, subject to the same floor, plus 4.49 percent as of March 31, 2014. At the same time, the company also secured an $80 million revolving credit facility that matures in April 2019, replacing its $65 million revolving credit facility which was to mature in March 2017. The revolving credit facility will be used for letters of credit and general corporate purposes.

At March 31, 2014, the company was in compliance with all financial covenants in its Credit Agreement.

Cash Flow and Liquidity
Operating cash flow was $156 million for the three months ended March 31, 2014, an 11 percent decrease year-over-year. The decrease was due primarily to changes in working capital accounts offset by increased merchant payables as a result of growth in global merchant hotel transactions.

At March 31, 2014, available liquidity was $315 million which was comprised of cash and cash equivalents of $250 million and $65 million available on the revolving credit facility in place at that time.

Operational Highlights

Consumer Brands

•
In April 2014, Orbitz.com introduced the Orbitz Rewards Visa Card, allowing travelers to rack up rewards and get closer to their next incredible getaway with no annual fee, no foreign transaction fees and no blackout dates on redemption. The Orbitz Rewards Visa Card allows cardholders to earn OrbucksSM -- the currency of Orbitz Rewards -- that can be applied towards hotel bookings around the world. When using the Orbitz Rewards card to purchase flights, hotels and vacation packages on Orbitz.com customers earn Orbucks in addition to those earned through the Orbitz Rewards loyalty program.

•	In the first quarter 2014, 30 percent of standalone hotel bookings were made via mobile devices across the company's global consumer brand portfolio up from 22 percent in the first quarter 2013.

•	The redesigned ebookers iOS 7 app achieved status among the “Best New Apps” on the App Store in several markets including Finland, France, Germany, Switzerland and the United Kingdom.

•
In February 2014, Orbitz.com was recognized by Google as a “Top Developer” of Android apps on Google Play. The Google Play editorial staff awards the Top Developer badge to established and respected developers for their commitment to launching high-quality and innovative apps on Android.

•
In April 2014, Orbitz.com was rated the number one online travel provider in the 2014 American Customer Satisfaction Index, validating its strategy of investing to make Orbitz.com the world's most rewarding place to plan and book travel. The ACSI is a national economic indicator of customer evaluations of the quality of products and services available to consumers in the United States.

Orbitz Partner Network

•
On February 28, 2014, Orbitz Worldwide acquired certain assets and contracts of the Travelocity Partner Network ("TPN"), which provides technology solutions for bank loyalty programs and online commerce sites.

•
During the first quarter 2014, Orbitz Worldwide signed partner marketing contracts with a number of destination marketing organizations including the Baton Rouge Convention and Visitors Bureau, Explore Minnesota, Reno Tahoe Convention and Visitors Bureau, Sarasota Convention and Visitors Bureau, Utah Office of Tourism, Visit Britain, Visit Florida and the Williamsburg Convention and Visitors Bureau.

•
In March 2014, Orbitz.com launched the latest installment of its successful online video initiative Orbitz Originals. "Orbitz Originals: Northern Ireland," viewable at Orbitz.com/NorthernIreland, was produced in partnership with Tourism Ireland and is hosted by award-winning travel expert Richard Bangs. To date, Orbitz Originals videos highlighting Cancun, the Cayman Islands, Florida, New York, Qatar, Vermont and Western Ireland have generated more than one million views by travelers seeking inspiration for future trips.

Orbitz for Business

•
Orbitz for Business signed an agreement with IBM, one of the largest corporate travel consumers in the world, to provide the online booking technology for IBM’s business travel program through 2020. Orbitz for Business will support IBM in 90 countries around the world.

•
In March 2014, Orbitz for Business launched a major update to its industry-leading mobile travel capabilities. The revamped Orbitz for Business mobile website seamlessly integrates all the great features of the traditional desktop experience, while giving business travelers the flexibility, features and functionality to book a broad array of travel products and services on-the-go. Additionally, the Orbitz for Business mobile website applies all existing customized corporate travel policies, controls and compliance guidelines to new reservations.

Partner Services

•	During the first quarter 2014, Orbitz Worldwide signed hotel distribution agreements with Aston Hotels and Resorts, Barcelo Hotels and Resorts, and Shanshui Trends Hotel.

•	During the first quarter 2014, Orbitz Worldwide signed distribution agreements with a number of airlines including Air Nippon, Icelandair and SAS.

•	In April 2014, Orbitz Worldwide and Enterprise Holdings entered into an agreement covering the Alamo, Enterprise and National car rental brands.

Outlook

For the second quarter 2014, the company expects:

•	Net revenue between $239 million and $245 million; and

•	Adjusted EBITDA between $42 million and $47 million.

For the full year 2014, the company expects:

•	Net revenue growth in the high single digits; and

•	Adjusted EBITDA growth in the high single digits.

This outlook assumes foreign exchange rates as of April 30, 2014.

Quarterly Conference Call

Orbitz Worldwide will host a conference call to discuss its first quarter 2014 results at 10:00 a.m. ET (9:00 a.m. CT) on Monday, May 5, 2014. A live webcast of the conference call can be accessed through the Orbitz Worldwide Investor Relations website at investors.orbitz.com. An archive of the webcast and a transcript will also be available on the website for at least 30 days.

About Orbitz Worldwide

Orbitz Worldwide (NYSE:OWW) is a leading global online travel company using technology to transform the way consumers around the world plan and purchase travel. Orbitz Worldwide operates the consumer travel planning sites Orbitz (www.orbitz.com), ebookers (www.ebookers.com), HotelClub (www.hotelclub.com) and CheapTickets (www.cheaptickets.com). Also within the Orbitz Worldwide family, Orbitz Partner Network (www.orbitz.com/OPN) delivers private label travel technology solutions to a broad range of partners including some of the world`s largest airlines and travel agencies, and Orbitz for Business (www.orbitzforbusiness.com) delivers managed travel solutions for companies of all sizes. Orbitz Worldwide makes investor relations information available at investors.orbitz.com.

Forward-Looking Statements

This release and its attachments may contain forward-looking statements that involve risks, uncertainties and other factors concerning, among other things, the company's expected financial performance and its strategic operational plans. The results presented are unaudited. The company's actual results and the effects of future plans, strategies or events could differ materially from those expressed or implied by such forward-looking statements and reported results should not be considered as an indication of future performance. The potential risks, uncertainties and other factors that could cause actual results to differ from those expressed or implied by the forward-looking statements in this release and its attachments include, but are not limited to, the company's ability to effectively compete in the travel industry; trends, declines, or disruptions affecting the travel industry or the level of travel activity, particularly air travel; the termination of any major supplier's participation on the company's websites; the company's ability to renegotiate supplier agreements on acceptable terms; change in airline distribution economics; the company's ability to maintain and protect its information technology and intellectual property; Travelport's ownership in and influence over the operation of our business in light of the potentially divergent interests of the company and Travelport; the outcome of pending litigation; system-related failures, interruptions, or security breaches; risks related to the the company's level of indebtedness; risks associated with doing business in multiple currencies and international markets; and general economic and business conditions. More information regarding these and other risks, uncertainties and factors is contained in the section entitled "Risk Factors" in the company's filings with the Securities and Exchange Commission ("SEC"), which are available on the SEC's website at www.sec.gov or the company's Investor Relations website at investors.orbitz.com. You are cautioned not to unduly rely on these forward-looking statements, which speak only as of the date of this release. All information in this release and its attachments is as of May 5, 2014, and Orbitz Worldwide undertakes no obligation to publicly revise any forward-looking statement.

About Non-GAAP Financial Measures

This release and its attachments include certain non-GAAP financial measures as defined by the SEC. These measures may be different from non-GAAP measures used by other companies. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with U.S. generally accepted accounting principles (GAAP). Further information regarding the non-GAAP financial measures included in this release is contained in Appendix A attached to this release.

Media Contact:             Investor Contact:
Chris Chiames             Brian Wolf
+1 312 894 6890             +1 312 260 8301
chris.chiames@orbitz.com        OWWIR@orbitz.com

Orbitz Worldwide, Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except share and per share data)

	Three Months Ended March 31,
	2014	2013

Net revenue	$210,255	$202,860
Cost and expenses:
Cost of revenue	42,745	41,294
Selling, general and administrative	66,242	72,364
Marketing	76,778	74,936
Depreciation and amortization	13,593	14,499
Impairment of property and equipment	—	2,577
Total operating expenses	199,358	205,670
Operating income/(loss)	10,897	(2,810)
Other expense:
Net interest expense	(9,577)	(9,529)
Total other expense	(9,577)	(9,529)
Income/(loss) before income taxes	1,320	(12,339)
Provision/(benefit) for income taxes	7,254	(158,539)
Net income/(loss)	($5,934)	$146,200

Net income/(loss) per share - basic:
Net income/(loss) per share	($0.05)	$1.38
Weighted-average shares outstanding	109,593,798	106,294,089

Net income/(loss) per share - diluted:
Net income/(loss) per share	($0.05)	$1.34
Weighted-average shares outstanding	109,593,798	108,962,383

Orbitz Worldwide, Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(in thousands, except share data)

	March 31, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$249,530	$117,385
Accounts receivable (net of allowance for doubtful accounts of $1,568 and $1,186, respectively)	132,056	82,599
Prepaid expenses	18,494	17,113
Due from Travelport, net	18,031	12,343
Other current assets	13,817	13,862
Total current assets	431,928	243,302
Property and equipment (net of accumulated depreciation of $347,655 and $334,720)	115,443	116,145
Goodwill	349,228	345,388
Trademarks and trade names	90,533	90,398
Other intangible assets, net	7,120	89
Deferred income taxes, non-current	154,342	160,637
Restricted cash	120,208	118,761
Other non-current assets	36,510	32,966
Total Assets	$1,305,312	$1,107,686

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$25,907	$16,432
Accrued merchant payable	512,127	337,308
Accrued expenses	133,672	145,778
Deferred income	65,685	40,616
Term loan, current	41,100	13,500
Other current liabilities	9,160	4,324
Total current liabilities	787,651	557,958
Term loan, non-current	398,775	429,750
Tax sharing liability	70,470	61,518
Other non-current liabilities	16,145	16,738
Total Liabilities	1,273,041	1,065,964
Commitments and contingencies
Shareholders’ Equity:
Preferred stock, $0.01 par value, 100 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.01 par value, 140,000,000 shares authorized, 109,159,331 and 108,397,627 shares issued, respectively	1,091	1,084
Treasury stock, at cost, 25,237 shares held	(52)	(52)
Additional paid-in capital	1,055,243	1,055,213
Accumulated deficit	(1,023,473)	(1,017,539)
Accumulated other comprehensive income/(loss) (net of accumulated tax benefit of $0 and $0)	(538)	3,016
Total Shareholders’ Equity	32,271	41,722
Total Liabilities and Shareholders’ Equity	$1,305,312	$1,107,686

Orbitz Worldwide, Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Three Months Ended March 31,
	2014	2013
Operating activities:
Net income/(loss)	($5,934)	$146,200
Adjustments to reconcile net income/(loss) to net cash provided by operating activities:
Depreciation and amortization	13,593	14,499
Impairment of property and equipment	—	2,577
Amortization of unfavorable contract liability	—	(895)
Non-cash net interest expense	2,850	3,574
Deferred income taxes	6,376	(158,667)
Stock compensation	2,885	2,644
Changes in assets and liabilities:
Accounts receivable	(48,914)	(24,801)
Due from Travelport, net	(5,645)	(8,974)
Accounts payable, accrued expenses and other current liabilities	2,512	23,011
Accrued merchant payable	174,447	151,515
Deferred income	24,462	21,814
Other	(10,165)	3,757
Net cash provided by operating activities	156,467	176,254

Investing activities:
Property and equipment additions	(7,714)	(8,264)
Acquisitions, net of cash acquired	(10,000)	—
Changes in restricted cash	(1,432)	(65,323)
Net cash used in investing activities	(19,146)	(73,587)

Financing activities:
Payments on and retirement of term loans	(3,375)	(440,030)
Issuance of long-term debt, net of issuance costs	—	434,068
Employee tax withholdings related to net share settlements of equity-based awards	(2,937)	(21)
Proceeds from exercise of employee stock options	90	196
Payments on tax sharing liability	—	(4,448)
Net cash used in financing activities	(6,222)	(10,235)

Effects of changes in exchange rates on cash and cash equivalents	1,046	(2,926)
Net increase in cash and cash equivalents	132,145	89,506
Cash and cash equivalents at beginning of period	117,385	130,262
Cash and cash equivalents at end of period	$249,530	$219,768

Supplemental disclosure of cash flow information:
Income tax payments, net	$1,014	$159
Cash interest payments	$6,792	$5,451
Non-cash investing activity:
Capital expenditures incurred not yet paid	$338	$3,129

Appendix A: Non-GAAP Financial Measures

EBITDA and Adjusted EBITDA

EBITDA is a performance measure used by management that is defined as net income or net loss plus: net interest expense, provision for income taxes and depreciation and amortization. Adjusted EBITDA represents EBITDA as adjusted for certain non-cash and unusual or non-recurring items as described below. Orbitz Worldwide uses and believes investors and other external users of the company's financial statements benefit from the presentation of EBITDA and Adjusted EBITDA in evaluating its operating performance because:

•
These measures provide greater insight into management decision making at Orbitz Worldwide as they are among the primary metrics by which management evaluates the operating performance of the company's business. Management believes that when viewed with GAAP results and the accompanying reconciliation, EBITDA and Adjusted EBITDA provide additional information that is useful for management and other external users to gain an understanding of the factors and trends affecting the ongoing cash earnings capability of the company's business, from which capital investments are made and debt is serviced. These supplemental measures are used by management and the board of directors to evaluate the company's actual results against management's expectations.

•
EBITDA measures performance apart from items such as interest expense, income taxes and depreciation and amortization. Management believes that the exclusion of interest expense is necessary to evaluate the cash earnings capability of the business. The company generally only funds working capital requirements with funds borrowed under its revolving credit facility, if at all, in the fourth quarter of the year when its cash balances are typically the lowest. As a result, nearly all of the company's interest expense is not incurred to fund its operating activities. In addition, excluding interest expense from the company's non-GAAP measures is consistent with the company's intent to disclose the ongoing cash earnings capability of the business, from which capital investments are made and debt is serviced. Management believes that the exclusion of non-cash depreciation and amortization is also necessary to evaluate the cash earnings capability of the business. Management believes that the review of its non-GAAP measures in conjunction with other GAAP metrics, such as capital expenditures, is more useful in understanding the company's business than the inclusion of depreciation and amortization expense in the non-GAAP measures used by management, since depreciation and amortization expense has historically fluctuated as a result of purchase accounting and this expense involves management judgment (e.g. estimated useful lives).

•
Adjusted EBITDA corresponds more closely to the ongoing cash earnings capability of the company's business, by excluding the items described above and items such as litigation settlements that are not driven by core operating results, certain other non-cash items, such as goodwill and intangible asset impairment charges and stock-based compensation, and other unusual and non-recurring items, such as restructuring charges.

EBITDA and Adjusted EBITDA, as presented for the three months ended March 31, 2014 and 2013, are not defined under GAAP and do not purport to be an alternative to net income or net loss as a measure of operating performance. EBITDA and Adjusted EBITDA have certain limitations in that they do not take into account the impact of certain expenses to the company's income statement, such as stock-based compensation, goodwill and intangible asset impairment charges and certain one-time items, if applicable. Because not all companies use identical calculations, this presentation of EBITDA and Adjusted EBITDA may not be comparable to other similarly-titled measures used by other companies.

The following table provides a reconciliation of net income to EBITDA:

	Three Months Ended March 31,
	2014	2013
	(in thousands)
Net income/(loss)	($5,934)	$146,200
Net interest expense	9,577	9,529
Provision/(benefit) for income taxes	7,254	(158,539)
Depreciation and amortization	13,593	14,499
EBITDA	$24,490	$11,689

EBITDA was adjusted by the items listed and described in more detail below. The following table provides a reconciliation of EBITDA to Adjusted EBITDA:

	Three Months Ended March 31,
	2014	2013
	(in thousands)
EBITDA	$24,490	$11,689
Impairment of property and equipment (a)	—	2,577
Stock-based compensation expense	2,885	2,644
Restructuring (b)	—	3,863
System integration costs (c)	713	—
Litigation settlements and other (d)	629	874
Adjusted EBITDA	$28,717	$21,647

(a)	Represents impairment of property and equipment in connection with the company's decision to exit the Away Network business in the first quarter of 2013.

(b)	Represents one-time costs associated with targeted cost actions the company undertook in the first quarter 2013.

(c)	Represents implementation of systems acquired in connection with the Travelocity Partner Network assets that were purchased in the first quarter 2014.

(d)	Represents charges related to certain legal proceedings and other non-recurring professional fees.

Gross Bookings and Net Revenue, at Constant Currency
The company's reporting currency is the U.S. dollar. As a result, reported financial results are impacted by the strength or weakness of the U.S. dollar relative to the currencies of the international markets in which the company operates, particularly the pound sterling, Euro, Swiss franc and Australian dollar. Management evaluates the company's operating performance with and without the impact of changes in foreign exchange rates because it believes excluding the impact of foreign exchange rates provides a more comparable view of the company's operating performance across periods. Management believes that when viewed with GAAP results and the accompanying reconciliation, management and other external users are better able to gain an understanding of the factors and trends affecting operating performance. The following table adjusts gross bookings and net revenue for foreign currency impacts across the relevant periods:

	Three Months Ended March 31, 2014
(in thousands)	Domestic	International	Total Orbitz Worldwide

Gross Bookings
Q1, 2014 Reported Gross Bookings	$2,477,810	$704,704	$3,182,514

Q1, 2013 Reported Gross Bookings	$2,424,956	$677,625	$3,102,581
Impact of Foreign Exchange Rates	—	16,455	16,455
Q1, 2013 Gross Bookings at Constant Currency	$2,424,956	$694,080	$3,119,036

Reported Gross Bookings Growth	2%	4%	3%
Gross Bookings Growth at Constant Currency	2%	2%	2%

Net Revenue
Q1, 2014 Reported Net Revenue	$154,609	$55,646	$210,255

Q1, 2013 Reported Net Revenue	$150,206	$52,654	$202,860
Impact of Foreign Exchange Rates	—	453	453
Q1, 2013 Net Revenue at Constant Currency	$150,206	$53,107	$203,313

Reported Net Revenue Growth	3%	6%	4%
Net Revenue Growth at Constant Currency	3%	5%	3%

Appendix B: Trended Operating Metrics

	2012				2013				2014
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1
Gross Bookings (in thousands)
Domestic	$2,492,564	$2,399,412	$2,087,798	$1,968,503	$2,424,956	$2,479,941	$2,210,466	$1,970,655	$2,477,810
International	650,467	570,777	562,698	505,259	677,625	604,947	560,927	508,553	704,704
Total	$3,143,031	$2,970,189	$2,650,496	$2,473,762	$3,102,581	$3,084,888	$2,771,393	$2,479,208	$3,182,514

Standalone Air	$2,202,538	$2,155,649	$1,821,937	$1,719,165	$2,027,713	$2,077,471	$1,790,232	$1,621,560	$1,953,324
Non-air	940,493	814,540	828,559	754,597	1,074,868	1,007,417	981,161	857,648	1,229,190
Total	$3,143,031	$2,970,189	$2,650,496	$2,473,762	$3,102,581	$3,084,888	$2,771,393	$2,479,208	$3,182,514
Year-over-Year Gross Bookings Growth
Domestic	5%	(1)%	(7)%	(4)%	(3)%	3%	6%	—%	2%
International	9%	(2)%	(6)%	9%	4%	6%	—%	1%	4%
Total	6%	(1)%	(7)%	(2)%	(1)%	4%	5%	—%	3%

Standalone Air	4%	(2)%	(10)%	(7)%	(8)%	(4)%	(2)%	(6)%	(4)%
Non-air	10%	2%	1%	13%	14%	24%	18%	14%	14%
Total	6%	(1)%	(7)%	(2)%	(1)%	4%	5%	—%	3%

At Constant Currency
Domestic	5%	(1)%	(7)%	(4)%	(3)%	3%	6%	—%	2%
International	10%	6%	2%	11%	4%	6%	(1)%	(1)%	2%
Total	6%	1%	(5)%	(2)%	(1)%	4%	4%	—%	2%

Standalone Air	4%	(1)%	(9)%	(7)%	(8)%	(4)%	(2)%	(6)%	(4)%
Non-air	10%	4%	3%	13%	14%	24%	19%	14%	14%
Total	6%	1%	(5)%	(2)%	(1)%	4%	4%	—%	2%

Net Revenue (in thousands)
Domestic	$137,343	$145,073	$142,297	$137,378	$150,206	$164,565	$159,718	$142,634	$154,609
International	52,436	55,904	56,006	52,359	52,654	61,233	61,201	54,792	55,646
Total	$189,779	$200,977	$198,303	$189,737	$202,860	$225,798	$220,919	$197,426	$210,255

Standalone Air	$72,244	$67,313	$61,917	$60,064	$69,251	$67,464	$59,455	$53,528	$70,228
Non-air transactional	105,872	118,239	121,900	112,540	120,304	142,719	147,536	127,221	125,366
Non-transactional	11,663	15,425	14,486	17,133	13,305	15,615	13,928	16,677	14,661
Total	$189,779	$200,977	$198,303	$189,737	$202,860	$225,798	$220,919	$197,426	$210,255

International as a % of Total Net Revenue	28%	28%	28%	28%	26%	27%	28%	28%	26%
Year-over-Year Net Revenue Growth
Domestic	2%	2%	0%	7%	9%	13%	12%	4%	3%
International	4%	(7)%	(8)%	8%	0%	10%	9%	5%	6%
Total	3%	0%	(2)%	7%	7%	12%	11%	4%	4%

Standalone Air	0%	(3)%	(3)%	1%	(4)%	—%	(4)%	(11)%	1%
Non-air transactional	7%	0%	(2)%	9%	14%	21%	21%	13%	4%
Non-transactional	(16)%	6%	(1)%	21%	14%	1%	(4)%	(3)%	10%
Total	3%	0%	(2)%	7%	7%	12%	11%	4%	4%

At Constant Currency
Domestic	2%	2%	0%	7%	9%	13%	12%	4%	3%
International	4%	1%	0%	9%	1%	10%	9%	4%	5%
Total	3%	2%	0%	7%	7%	12%	11%	4%	3%

Standalone Air	0%	(1)%	0%	2%	(4)%	—%	(6)%	(12)%	—%
Non-air transactional	7%	2%	0%	9%	14%	21%	22%	14%	5%
Non-transactional	(16)%	7%	0%	22%	14%	2%	(3)%	(3)%	10%
Total	3%	2%	0%	7%	7%	12%	11%	4%	3%

Orbitz Worldwide Transaction Growth	1%	(4)%	(7)%	(4)%	(4)%	1%	(1)%	(2)%	(1)%

Orbitz Worldwide Hotel Room Night Growth	3%	3%	0%	7%	14%	20%	22%	15%	12%